EXHIBIT 10.1

RESTRICTED STOCK UNITS AWARD AGREEMENT

ON SEMICONDUCTOR

2000 STOCK INCENTIVE PLAN

(Form of Time and Performance Based Award for Officers)

ON Semiconductor Corporation, a Delaware Corporation (“Company”), hereby grants to [                    ] (“Grantee”), a Participant in the ON Semiconductor Corporation (formerly known as SCG Holding Corporation) 2000 Stock Incentive Plan (“Plan”), as amended, a Restricted Stock Units Award (“Award”) for Units (“Units”) representing shares of the Company’s Common Stock (“Stock”). The grant is made effective as of the [        ] day of [                    ] (“Grant Date”). Although designated as a “Restricted Stock Unit Award,” this Award is granted under the Performance Share Award portion of the Plan.

A. The Board of Directors of the Company (“Board”) has adopted the Plan as an incentive to retain members of the Board, and key employees, officers and consultants of the Company and to enhance the ability of the Company to attract new members of the Board, employees, officers and consultants whose services are considered unusually valuable by providing an opportunity for them to have a proprietary interest in the success of the Company.

B. The Board has approved the granting of units to the Grantee pursuant to the Plan to provide an incentive to the Grantee to focus on the long-term growth of the Company.

C. To the extent not specifically defined in this Restricted Stock Units Award Agreement (“Agreement”), all capitalized terms used in this Agreement shall have the meaning set forth in the Plan.

In consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Grantee agree as follows:

1. Grant of Units. Grantee is hereby granted a Restricted Stock Units Award for [            ] Units, representing the right to receive the same number of shares of the Company’s Stock, subject to the terms and conditions in this Agreement. This Award is granted pursuant to the Plan and its terms are incorporated by reference.

2. Vesting of Units.

a. [            ] of the Units will vest in accordance with the following schedule:

Number of RSUs Vested	Vesting Date
[ ]	[ ] Anniversary of Grant Date

[ ]	[ ] Anniversary of Grant Date

[ ]	[ ] Anniversary of Grant Date

b. [            ] of the Units will vest in accordance with, and only upon the attainment of, prior to [                    ], the following performance criteria:

Number of RSUs Vested	Performance Criteria
[ ]	Product revenue of $[ ] million and gross margins on product revenue of at least [ ]% in [ ] consecutive quarters

[ ]	Product revenue of $[ ] million and gross margins on product revenue of at least [ ]% in [ ] consecutive quarters

[ ]	Product revenue of $[ ] million and gross margins on product revenue of at least [ ]% in [ ] consecutive quarters

By way of example, if in [        ] consecutive quarters ON has product revenue in excess of $[            ] million and for those [        ] quarters has product gross margins of at least [        ]%, all [            ] Units will become vested. For purposes of the above vesting schedule, qualifying product revenues and product gross margins shall be determined in accordance with U.S. GAAP unless the Board or the [                            ] Committee of the Board (“[                            ] Committee”) determines that an alternative method would be more appropriate to achieve the objectives of this Award. When the Grantee believes that any of the performance criteria listed above have been achieved, the Grantee shall notify the Chairman of the [                            ] Committee in writing of such achievement (“Notice of Achievement”). The [                            ] Committee will promptly review any such Notice of Achievement and either accept it or provide an explanation for non-acceptance in writing. The Grantee understands that such review by the [                            ] Committee may include an analysis of any and all parameters of the qualifying performance and that the [                            ] Committee’s final determination not to accept a Notice of Achievement for the relevant measurement period shall be made in good faith and shall be final and binding on the Grantee. If a Notice of Achievement is accepted by the [                            ] Committee as described above, then the relevant number of RSUs associated with such Notice of Achievement shall become fully vested on the date the [                            ] Committee has made such final determination.

3. Termination of Employment.

3.1 General. Subject to the provisions of 3.2 below, if the Grantee terminates employment with the Company for any reason, any Units that are not vested under the schedule in 2 above will be canceled and forfeited as of the date of termination of employment or service.

3.2 Change in Control. If the Company terminates the Grantee’s employment without Cause (including a deemed termination for Good Reason, if applicable for this Grantee) within two (2) years following a Change in Control, then the unvested portion of the Units shall become immediately vested.

4. Time and Form of Payment. Subject to the provisions of the Agreement and the Plan, as the number of Units vest under 2 above, the Company will deliver to the Grantee the same number of whole shares of Stock, rounded up or down.

5. Nontransferability. The Units granted by this Agreement shall not be transferable by the Grantee or any other person claiming through the Grantee, either voluntarily or involuntarily, except by will or the laws of descent and distribution or as otherwise provided under Section 13.5 of the Plan.

6. Adjustments. In the event of a stock dividend or in the event the Stock shall be changed into or exchanged for a different number or class of shares of stock of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, there shall be substituted for each such remaining share of Stock then subject to this Agreement the number and class of shares of stock into which each outstanding share of Stock shall be so exchanged, all as set forth in Section 14 of the Plan.

7. Delivery of Shares. No shares of Stock shall be delivered under this Agreement until (i) the Units vest in accordance with the schedule set forth in 2 above; (ii) approval of any governmental authority required in connection with the Agreement, or the issuance of shares thereunder, has been received by the Company; (iii) if required by the Committee, the Grantee has delivered to the Company documentation (in form and content acceptable to the Company in its sole and absolute discretion) to assist the Company in concluding that the issuance to the Grantee of any share of Stock under this Agreement would not violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations; and (iv) the Grantee has complied with 13 below of this Agreement in order for the proper provision for required tax withholdings to be made.

8. Securities Act. The Company shall not be required to deliver any shares of Stock pursuant to the vesting of Units if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations.

9. Voting and Other Stockholder Related Rights. The Grantee will have no voting rights or any other rights as a stockholder of the Company (e.g., no rights to cash dividends) with respect to nonvested Units until the Units become vested and the Company issues shares of Stock to the Grantee.

10. Copy of Plan. By the execution of this Agreement, the Grantee acknowledges receipt of a copy of the Plan.

11. Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Board in accordance with the terms of and as provided in the Plan. The Board shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the majority of the Board with respect thereto and to this Agreement shall be final and binding upon the Grantee and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

12. Continuation of Employment. This Agreement shall not be construed to confer upon the Grantee any right to continue employment with the Company and shall not limit the right of the Company, in its sole and absolute discretion, to terminate Grantee’s employment at any time.

13. Tax Withholding. Pursuant to Section 17.3 of the Plan, unless otherwise provided by the Committee prior to the vesting of shares as set forth in the next sentence, the Grantee shall satisfy any federal, state, local or foreign employment or income taxes due upon the vesting of the Units (or otherwise) by having the Company withhold from those shares of Stock that the Grantee would otherwise be entitled to receive, a number of shares having a Fair Market Value equal to the minimum statutory amount necessary to satisfy the Company’s applicable federal, state, local and foreign income and employment tax withholding obligation. In lieu of, and subject to, the above, the Committee may also permit the Grantee to satisfy any federal, state, local, or foreign employment or income taxes due upon the vesting of shares of the Units (or otherwise) by (i) personal check or other cash equivalent acceptable to the Company, (ii) permitting the Grantee to execute a same day sale of Stock pursuant to procedures approved by the Company, or (iii) such other method as approved by the Committee, all in accordance with applicable Company policies and procedures and applicable law.

14. Governing Law. This Agreement shall be interpreted and administered under the laws of the State of Delaware.

15. Amendments. This Agreement may be amended only by a written agreement executed by the Company and the Grantee.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized representative and the Grantee has signed this Agreement as of the date first written above.

ON SEMICONDUCTOR CORPORATION

By:

By:

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